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INFORMIX REPORTS SECOND QUARTER 1997 RESULTS
Company to Restate 1996 Financials

      MENLO PARK, CA, Aug. 7, 1997 - Informix Corporation (NASDAQ:
IFMX), today announced that revenues for the second quarter ended June 29 were $164.7 million, up 23 percent sequentially from the first
quarter of 1997.   The company reported a net loss of $120.5 million or
$(0.79) per share for the period, including a restructuring charge of $62.1 million related to personnel reductions and writedowns of certain assets.
     Informix also announced that it has discovered errors in the recording of revenue in 1996. The company anticipates that its 1996 financial statements will be restated to reflect adjustments to revenue that will decrease revenue and net income from previously reported amounts.
     The company and its independent auditors are in the process of determining the extent of transactions, which based on findings and information now known, should not have been recognized in 1996. At a minimum, some of the revenue from those transactions should have been deferred to subsequent periods.
     Based on the work completed to date, Informix estimates that approximately $70 million to $100 million of revenue will be adjusted. The final amount will be dependent on the outcome of the work underway. Informix will provide 1996 financial information based on the restatement as soon as possible. Said Bob Finocchio, who was named chairman and chief executive officer in July: "We have applied our revenue recognition policies very conservatively in Q2, resulting in recording revenue only for products and services sold directly to end users or through our partners for identified customers. There were no increases in general "pool of funds" revenues from resellers this quarter." "We are taking steps to position Informix with a solid foundation for the future. We continue to benefit from customer and partner loyalty, demand for our products, and our market-leading technology," he continued.

Summary Financial Results
 Quarter Ended
                                    June 29, 1997

Revenue                             $ 164,678,000
Operating(loss)                     $(142,571,000)
Pretax  (loss)                      $(138,497,000)
Net (loss)                          $(120,492,000)
Net (loss) per share                       $(0.79)

North American revenues increased by 14 percent to $78.9 million in the second quarter, up from $69.1 million in Q1 1997. European revenues were $49.3 million, 35 percent up from $36.5 million in the prior quarter. And Intercontinental revenues increased 30 percent to $36.5 million, from $28.1 million in the first quarter of 1997. Informix ended the second quarter with approximately $104 million in cash and investments.

Q3 Restructuring and Reorganization Plans
     The company is focused on five near-term priorities: improving its operations and execution performance; building financial stability and strength including getting revenues and expenses in balance; clearly articulating its market position and strategy; developing a strong management team, including hiring a new CFO as quickly as possible; and building on the company's strong foundation of partnerships.
     The company is already taking action in several areas. It stated that its number of employees was reduced from about 4,630 in Q1 to 4,190
at the end of Q2.   In the second quarter, the company downsized or
closed a number of offices and will continue to consolidate facilities in Q3. The company plans further personnel reductions in Q3 of approximately 10 to 15 percent of its existing workforce, with the primary reduction being in sales and marketing. Temporary employees and contractors will also be reduced. A restructuring charge will be taken in Q3 to cover the additional severance costs and asset writedowns.
     In addition, the company is reorganizing and realigning for better control and cost-effectiveness - centralizing European and U. S. administrative and finance functions, technical support, and operations. The company said that it will not build a new headquarters campus in Santa Clara on land acquired in January, and will put the Santa Clara real estate on the market.
     Informix's Information Superstores will be resized, repositioned and renamed, becoming part of the company's consulting practice business. "Informix's growing consulting business is becoming increasingly important to large enterprise customers," Finocchio said. "This capability will help us design, test and prototype solutions more effectively for customers as part of our revenue-generating consulting engagements."

Q2 Customer Wins
     Informix had a significant number of wins in the second quarter, including Liberty Mutual Insurance Company; Sears, Roebuck and Co.; the City of Phoenix; Octel Communications Corporation; Sutter Health System; Wells Fargo & Company; Disney; Bank of America; Fidelity Investments; Clark Material Handling Co.; BellSouth Advertising & Publishing Corporation; Modi Telstra (India); Steelmark (Australia); AGIP (Italy); SIRIM (Malaysia); Mirror Newspapers (U.K.); GPT (U.K.); and Grenada Media Group (U.K.). "We are encouraged by the customer support of Informix, as evidenced by record attendance at the recent Informix Worldwide User Conference and demand for our products, especially among new customers. For example, the majority of transactions that we closed with Baan in Q2 were with companies with whom we had never done business," Finocchio said. CLARK Material Handling Company selected the Baan/Informix combination in Q2 to transition from an outdated mainframe system to a more flexible relational database system for handling all its equipment resource planning. "The Baan/Informix partnership impressed us," says Jerry Bull, CIO at Clark Material. "Baan and Informix are very strategically aligned. We perceive a better cultural fit between Clark, Baan, and Informix. In addition, the Informix-based solution was significantly more cost effective than competitive database products." (For additional information on customer wins, see the press release "Informix Closes Significant Deals in Second Quarter" issued today.)
     The strength of Informix's mainstream products was reaffirmed by numerous customers in Q2, including Modi Telstra Pvt. Ltd, a leading cellular phone service provider in India. The company bought Informix software to implement what is believed to be the first relational OLAP-based enterprise-wide data warehouse in India.
     In July, at the worldwide user conference, Informix unveiled its plans for a targeted Windows NT enterprise strategy that leverages the company's expertise in UNIX and NT interoperability to bring NT out of the department and scale it into the enterprise. Informix's strategy reduces the risks involved with NT deployment at the enterprise level by breaking down its scalability barriers on a number of dimensions, thereby allowing customers to take advantage of NT's ease-of-use and cost-effective hardware, deployment and maintenance.
     As of the end of June, INFORMIX-Universal Server had been shipped to several hundred customers worldwide, many of them Fortune 500 firms. "Market acceptance of INFORMIX-Universal Server continues to grow," Finocchio said. "The product is an important part of our future, and we are committed to it."

About Informix
     Informix Software, Inc., the Company's operating subsidiary based in Menlo Park, Calif., provides innovative database technology that enables the world's leading corporations to manage and grow their businesses. Informix is widely recognized as the technology leader for corporate computing environments ranging from workgroups to very large OLTP and data warehouse applications. Informix's database servers, application development tools, superior customer service, and strong partnerships enable the Company to be at the forefront of many leading-edge information technology solution areas. Informix information is accessible via the World Wide Web at http://www.informix.com.

                               #    #    #

     The comparisons between first and second quarter results may be subject to change as a result of the anticipated restatement of Informix's 1996 financial statements and a resulting change to first and second quarter results.
     The information in this release with respect to the anticipated amount and components of the restatement of prior results constitutes forward looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Among the factors that could cause the actual amounts and components of the restatement to differ are the following: discovery of additional information with respect to previously recorded transactions; and recommendations by the company's independent auditors with respect to appropriate accounting treatment of such transactions.
     Informix's future results can be impacted by a number of factors including but not necessarily limited to the following, any of which could cause actual results to vary materially from Informix's anticipated future results: The timing and amount of Informix's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain.

The market for Informix's products is extremely competitive and there can be no assurance that Informix's current products will remain competitive, or that Informix's development efforts will produce products with the cost and performance characteristics necessary to remain competitive. The market for Informix's products and services is characterized by rapidly changing technology and frequent new product introductions. Informix's success will depend on its ability to enhance its existing products and to introduce new products on a timely and cost effective basis.

The market for Informix's common stock is highly volatile.

The demand for Informix's employees is very high and the loss of key employees could affect future results.

The other risk factors listed from time to time in Informix's SEC filings, including but not limited to the annual report on Form 10-K for the year ended December 31, 1996 (Part II, Item 7) and the quarterly report on Form 10-Q for the quarter ended March 30, 1997.

The following are trademarks of Informix Software, Inc.: Informix(R), OnLine Dynamic Server(TM) and MetaCube(TM). All other company and product names may be trademarks of their respective owners.

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